Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

CASY - Q3 2008 Casey’s General Stores Earnings Conference Call

Event Date/Time: Mar. 07. 2008 / 9:30AM CT

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Mar. 07. 2008 / 9:30AM CT, CASY - Q3 2008 Casey’s General Stores Earnings Conference Call

CORPORATE PARTICIPANTS

Bill Walljasper

Casey’s General Stores - CFO

CONFERENCE CALL PARTICIPANTS

Karen Howland

Lehman Brothers - Analyst

Anthony Lebiedzinski

Sidoti & Company - Analyst

Karen Short

Friedman, Billings, Ramsey - Analyst

Chuck Cerankosky

FTN Midwest - Analyst

Fred Speece

Speece Thorson Capital Group - Analyst

Ben Brownlow

Morgan Keegan - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the third quarter 2008 Casey’s General Stores earnings conference call. At this time all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference. (OPERATOR INSTRUCTIONS).

As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s call, Mr. Bill Walljasper, Chief Financial Officer. Please proceed.

Bill Walljasper - Casey’s General Stores - CFO

Good morning and thank you for joining us to discuss Casey’s results for the third quarter of fiscal 2008 ended January 31st. I’m Bill Walljasper, Chief Financial Officer. Ron Lamb, Chairman of the Board, and Bob Myers, President and Chief Executive Officer, are also here.

I hope all of you had an opportunity to see the press release. If you haven’t please let me know and I will make sure a copy is forwarded to you.

Before I begin, I will remind you that certain statements may constitute forward-looking statements within the meanings of the Private Securities Litigation Reform Act of 1995. As discussed in the press release in the 2007 annual report, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from future results expressed or implied by those statements.

Casey’s disclaims any intention or obligation to update or revise forward-looking statements whether as a result of new information, future events or otherwise.

I will take a few minutes to summarize the quarter and then open it for questions. As most of you have seen, the Company had a very solid quarter with earnings per share from continuing operations of $0.26 compared to $0.22 a year ago. Year-to-date earnings from continuing operations were $1.39 compared to $0.90 last year.

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Mar. 07. 2008 / 9:30AM CT, CASY - Q3 2008 Casey’s General Stores Earnings Conference Call

The primary reason for the earnings increase was due to higher than normal gasoline margins and strong sales inside the store.

During the quarter, we experienced a general downward trend of wholesale costs in gasoline, combined with a favorable retail pricing environment. This resulted in a margin of $0.135 per gallon well above the $0.105 margin we experienced a year ago. This resulted increase in gross profit of nearly 25% rising to $40.2 million.

Year-to-date our gas margin is $0.143 per gallon compared to $0.099 during the first nine months last year. Total gallons sold in the quarter were 297 million down from 305.4 million a year ago. Year-to-date gallons sold were up slightly to 923.8 million while same-store sales were down 1.8%. Same store gallons in the third quarter were down 3.9%.

The average retail price of gasoline in the quarter rose to $2.89 a gallon compared to $2.11 a year ago.

Now as a result of the higher retail prices and more difficult comparisons from a year ago, we did experience some elasticity in demand with gasoline as I mentioned with same store gallons down 3.9% and down 1.8% year-to-date.

Now this trend continued into February as we continued to experience higher retail prices compared to the previous year. Also in February, we began to see the wholesale cost rise, putting pressure on our margin, bringing it more in line with our annual goal for the month.

In the Grocery & Other Merchandise category, sales continued to be solid and the overall margin is improving. For the quarter, total sales were up 6.5% to 214.7 million with an average margin of 31.9%. That’s up over 100 basis points from the prior year. Same-store sales rose 5.4% while gross profit rose 10.3 to 68.5 million. Year-to-date same-store sales are up 8.5% with an average margin of 33.1, well ahead of our annual goal and up over 110 basis points.

The performance in this category is related to increased sales in higher margin items primarily in the beverage area. We also experienced a substantial gain in the cigarette area as we saw cigarette pack contribution increase from 60% in the third quarter last year to 66% contribution in the current period. We’re very pleased with the gains in grocery and general merchandise category especially in light of the higher retail gasoline environment.

In the third quarter, total gross profit inside the store was up over 11% and same store customer count continues positive.

The Prepared Food & Fountain category continues to perform exceptionally well. Total sales were up nearly 10% to 73.4 million in the quarter. Same-store sales in the third quarter were up 8.4% which is on top of an 11.9% increase a year ago. The margin was 63.6%, up 150 basis points from the third quarter last year. Year-to-date sales are up 13.1% while gross profit climbed slightly over 14%.

Same-store sales during the first nine months rose 9.5%. Now the gains we experienced in this category related to solid sales increases from the fountain area and continuing emphasis on having the right product out in the warmers at the right time of day. We also benefited from a price increase that we took early in the quarter.

Now this price adjustment helped offset the increased cheese costs that began in January after our previous cheese contract expired. Gross profit dollars in the quarter were up 12.5% to 46.7 million. The strong same store sales trend continues into February.

Our goal for operating expenses is to hold the expense increase to no more than the increase in gross profit. At the nine-month mark, operating expenses are up 17.6% while gross profit is up 22.6%. Total gross profit in the quarter was up 14.7% while operating expenses grew 16.7%.

Now in the third quarter, our customers utilized credit cards for 48% of all transactions. This, combined with higher retail gasoline prices mentioned previously, resulted in a 42% increase in credit card fees during the quarter. Without this increase our operating expenses would have been up 13.5%.

Also due to a more severe weather pattern this quarter compared to last year, we saw utility expenses rise almost $1 million; snow removal up approximately $500,000; and slip and fall accidents outside of our store up 150% for another $400,000. In addition to this, due to higher cost of diesel fuel, our internal fuel expense was up about $1 million as well.

And lastly, we also had one large gasoline tanker accident that occurred in the quarter. This resulted in an increase in expenses of about $750,000 allocated primarily between workers compensation and environmental cleanup. Excluding the credit card increase, these other items accounted for about $0.04 to $0.05 on earnings in the quarter.

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Mar. 07. 2008 / 9:30AM CT, CASY - Q3 2008 Casey’s General Stores Earnings Conference Call

Our balance sheet continues to be strong. At the end of the quarter cash and cash equivalents were $133 million and shareholders equity rose to $635.4 million, up about $63 million from the end of the fiscal year.

We continue to pay down debt. Long-term debt net of current maturities was down $12.8 million to $186.7 million. At the end of the quarter our average long-term debt to average total capital ratio was about 26%.

On the income statement, total revenue in the quarter was up 25.5% to $1.2 billion, driven by higher retail prices from a year ago and solid sales increases in categories that I mentioned previously.

The number of basic shares outstanding in the quarter was 50,795,000 and the diluted share count was 50,921,448. We generated $122.7 million of cash flow from operations, up from $53.8 million a year ago. Capital expenditures were $70.4 million, down from about $135 million last year due to decreased store growth.

This quarter we did not open any new store construction and completed one acquisition. Currently we have written agreements for nine additional stores.

The acquisition environment has been slowed by higher than normal gasoline margins in the Midwest. We believe this robust environment has led to a disconnect between buyers’ and sellers’ expectations. Our store count at the end of this quarter was 1448 corporate stores and 14 franchise locations.

This completes my review of the quarter. We will now go ahead and take your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Karen Howland. Lehman Brothers.

Karen Howland - Lehman Brothers - Analyst

Good morning. I was wondering if you could talk a little bit about your new store opening plans. I understand the acquisition environment is somewhat different than what it was when you initially set your guidance, but I would think your store development as far as the 10 stores you are going to be opening would have progressed throughout the course of the year.

Bill Walljasper - Casey’s General Stores - CFO

Yes, excellent question. What happened was this, obviously as we started the fiscal year our store growth goal was certainly weighted towards acquisitions as you might recall. The goal coming in the year was to build 10 stores and to acquire another 50 locations. As we started to see the gasoline environment become what it is right now, it started actually the late fourth quarter, we started to see the disconnect becoming increasingly more challenging because of the higher gasoline margins for the acquisition area. So knowing that the store growth was more centered toward the acquisition, we placed more — quite frankly — more human resources toward the acquisition environment and less towards the store growth and got behind the curve on the store growth.

Now going forward, when we put out our goal for next year it will probably be more geared towards a percentage increase in store growth. You’re more than likely to see more new store constructions than we have previously done in prior years. So instead of doing 10 to 15 that may escalate.

One of the reasons for that is we do have a new store design that we have been working on that will be forthcoming that we believe could benefit us on a go-forward basis. We still think there’s quite a few opportunities for new store constructions as well as acquisitions.

Karen Howland - Lehman Brothers - Analyst

When you go to build a new store organically, don’t you typically — what sort of lead time do you have as far as buying the land in negotiations? I would have expected if you had expected to do 10 this year, at the end of last year, there would have been some that were already underway as far as the negotiations for the properties and such.

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Mar. 07. 2008 / 9:30AM CT, CASY - Q3 2008 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores - CFO

And that will fluctuate, depending on the location because each location has different parameters from plan and zoning perspective to city council perspective. Some of those meet on a monthly basis, some on a quarterly basis, some even more periodic than that. So if your site plan doesn’t get approved at one meeting, then you are having to push that out.

So intuitively you are exactly right. The lead time is well over a year once the site is identified. It can be longer. It can be extended for some circumstances surrounding easements and things of that nature. So quite frankly we just got behind the curve on the new store construction. That will change as we head into the next fiscal year.

Karen Howland - Lehman Brothers - Analyst

And then within the Prepared Food, that’s a very impressive margin and improvement in margin, especially given that the forward cheese buy went away in the end of December. If you look at it on a gross margin, it’s actually sequentially improved as far as the.

Bill Walljasper - Casey’s General Stores - CFO

It did. Yes.

Karen Howland - Lehman Brothers - Analyst

— over the second quarter. Given that there was a month in there that the forward cheese buy went away, what was driving that?

Bill Walljasper - Casey’s General Stores - CFO

As I mentioned, we didn’t take a price increase early in the quarter, so really what you are having is one month of a quarter with increased cheese costs, but you are having multiple months of benefit from the price increases. So I would look strongly that that will go down sequentially as we have a full three months of higher cheese costs and currently, right now — at least as of the other day — the cheese was about $1.90 a pound compared to our contract that we have is about $1.60 a pound.

Karen Howland - Lehman Brothers - Analyst

And in the quarter that, I guess in the month of January, was the gross margin for Prepared Food actually down?

Bill Walljasper - Casey’s General Stores - CFO

We don’t give out monthly margin information.

Karen Howland - Lehman Brothers - Analyst

Okay. Thank you for the additional comments.

Operator

Anthony Lebiedzinski with Sidoti & Company.

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Mar. 07. 2008 / 9:30AM CT, CASY - Q3 2008 Casey’s General Stores Earnings Conference Call

Anthony Lebiedzinski - Sidoti & Company - Analyst

Good morning. I know you commented on the gas margins being under a little bit of pressure and returning to more historical norms. I was wondering if you could perhaps give us some color as to what you are seeing inside the stores, what kind of margins, directionally speaking up or down. And I know you made a comment about the cheese cost, but any kind of color on that front would help us.

Bill Walljasper - Casey’s General Stores - CFO

I will take the Prepared Food part and you are right I did mention a little bit of color. I would anticipate at least sequentially the margin to start to come down in the Prepared Food category as we have a little bit more impact on the cheese cost in the last quarter.

So having said that, I would move into the Grocery & General Merchandise category. About the best I could give you at this point would be that we are still seeing very strong sales movement in some of the higher margin item categories that I mentioned in the conference call opening comments in the beverage category. Some of the other — the other impact of the gross profit margin has to do with the carton or pack distribution of cigarettes.

As I mentioned it was 66% pack this year compared to 60 last year. Part of the reason behind that was the tax increase in the state of Iowa going up last March. When there is an increase of that size, people have a tendency to migrate from cartons into buying packs. And it does help the margins.

So we are going to cycle against that here in the middle of March, but there has been a few other state tax increases that may offset some of that. So that’s about as much color as I’m able to give at this point.

Anthony Lebiedzinski - Sidoti & Company - Analyst

And you have taken some price increases. I was wondering if you plan on doing any additional price increases in the near term?

Bill Walljasper - Casey’s General Stores - CFO

Right now we don’t have any plans, but certainly that is on the front burner, put it that way. Before I leave your question I do want to point out also in the fourth quarter last year when you look at the Grocery & General Merchandise margin, that is inflated by the onetime benefit that we had from the — .

Anthony Lebiedzinski - Sidoti & Company - Analyst

Cigarettes, right?

Bill Walljasper - Casey’s General Stores - CFO

Yes. So I want to make sure everybody is aware of that. It was to the tune of about $4.8 million.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay and I just wanted to clarify on the share count, I think you said the diluted share count in the quarter was 50.921 million?

Bill Walljasper - Casey’s General Stores - CFO

Yes.

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Mar. 07. 2008 / 9:30AM CT, CASY - Q3 2008 Casey’s General Stores Earnings Conference Call

Anthony Lebiedzinski - Sidoti & Company - Analyst

So that looks like the diluted EPS from continuing operations would have been $0.25 if I plug that into my model.

Bill Walljasper - Casey’s General Stores - CFO

When you look at — when you look at the — if you are asking about end of the quarter if they don’t match up?

Anthony Lebiedzinski - Sidoti & Company - Analyst

Right. I mean, yes, because if I take the net income from continuing operations of 12.898 divided by 50.921 I come up with $0.25 not $0.26. So is that — ?

Bill Walljasper - Casey’s General Stores - CFO

That’s absolutely correct. It actually comes to like 25.43 (inaudible). You are absolutely correct. What happens is this — this is a curve for us in the past where the line items because of some discontinued operations and gain or loss on some of the sales doesn’t add up within the third quarter. In talking with our independent auditors we forced those to line up.

So what we do is, you go down to the bottom of that $13 million number, do that calculation and that will be $0.26 and 135,000 on the gains actually rounds to zero. So then we make it put going upward. That is how we handle that.

So you are absolutely correct. That has happened in prior quarters and that is the way they would like us to handle that and but — that is a good catch.

Anthony Lebiedzinski - Sidoti & Company - Analyst

And also as far as the — you mentioned about acquisitions or the lack of so far, is it — last couple of months have you seen anything different in terms of expectations from sellers? Or are they still kind of have the same expectations as they had let’s say, six or nine months ago?

Bill Walljasper - Casey’s General Stores - CFO

Yes. It’s been about the same as it has been over the last nine months or so. Just in the Midwest region, we are seeing unusually high gasoline margins. I mean the margins that we report it’s not specific to Casey, it’s any retailer in the Midwest. The environment happens to be such that everybody is just seeing a much greater cash flow and there’s just not a lot of incentive out there.

I can tell you that we are not being outbid for acquisitions. It’s just that we are not willing to pay such a high multiple and run the risk of having dilutive acquisitions. We think it’s more prudent for us to stick to some due diligence and make sure that we buy right.

Operator

Karen Short with Friedman, Billings, Ramsey.

Karen Short - Friedman, Billings, Ramsey - Analyst

Just a couple of questions. First on your tax rate. It was a little lower. Could you just provide some color on that and what we should — give us some directional sense what we should do, going forward?

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Mar. 07. 2008 / 9:30AM CT, CASY - Q3 2008 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores - CFO

Going forward I would use 37% as the effective tax rate. That will bounce around a little bit depending on a number of things, worker opportunity, tax credits coming through in a particular quarter; maybe some contingencies that are falling off in a particular time period. But 37% is a good number to use going forward.

Karen Short - Friedman, Billings, Ramsey - Analyst

And what made it lower this quarter?

Bill Walljasper - Casey’s General Stores - CFO

Actually (inaudible) coming in at 37.2 year-to-date.

Karen Short - Friedman, Billings, Ramsey - Analyst

Okay. Year-to-date, okay.

Bill Walljasper - Casey’s General Stores - CFO

Workers opportunity tax rate that came through in the third quarter might be a little bit lower than what you might had in your model. (multiple speakers) is the one that I would use.

Karen Short - Friedman, Billings, Ramsey - Analyst

And I guess maybe just some thoughts on if we assume the acquisition environment continues to remain challenging, any thoughts on what you would consider doing with your cash balance?

Bill Walljasper - Casey’s General Stores - CFO

There’s a number of thoughts on that. We still think that given the fragmented nature of the convenience store industry in our Midwestern [market] area, because roughly two-thirds of the C store operators have 10 stores or less. So it is highly fragmented and I talked about some of the operating [experience] pressures that we incurred. These are — some of these are the same pressures that all of the other operators are incurring, so pressures in the industry coupled with lower gas margin activity going forward, coupled with the fragmented nature of the market area that we operate in, I think there’s going to be some opportunities for acquisitions going forward. We just need to the patient in that regard. We are not going to go necessarily and make a deal just to make a deal.

If for some reason, however, that that does not come to fruition in the long term, there are certain other opportunities. One would be one I touched on in a prior question is to accelerate new store construction with the new store design that we have as well as looking at the remodel process. We remodel a lot of stores, but some of the new aspects of the new store construction, we are looking to incorporate into the remodel process that we have here at Casey’s.

So basically we touched on it maybe in a couple of quarters ago. Really what it is it is a stretch square footage reallocation placing more emphasis on the Prepared Food category and adding more cooler space. We think that is a viable opportunity to use that cash.

You always have — we have done two stock buybacks in the history of the Company. That is not something that I would do at this point, but certainly we have done that and have demonstrated that we have the desire to do that should the circumstances line up correctly.

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Mar. 07. 2008 / 9:30AM CT, CASY - Q3 2008 Casey’s General Stores Earnings Conference Call

Karen Short - Friedman, Billings, Ramsey - Analyst

And then I guess—this is the last question—obviously the weather had an impact on the driving patterns as well. Do you have any sense if you could—can you try to quantify the impact of the weather on the comp versus the higher retail prices?

Bill Walljasper -Casey’s General Stores - CFO

That’s a little bit more challenging to do. I can tell you a good share of the weather-related issues we had in the third quarter were generated into the month of December. The month of December we happened to have a—what I will call a major (technical difficulties) pattern hit our marketing area every weekend in the month of December.

That was the first time in a very long time that we saw same store customer count actually go negative. Now it is positive in the quarter and it tracked the weather patterns very closely. We saw same store customer count fall off on the weekends, build back up in the week and then fall back off as the weather pattern hit the following weekend.

So unfortunately I can’t give you what I would call very accurate indication of what that impact was.

Karen Short - Friedman, Billings, Ramsey - Analyst

And just to be clear you said your comps in February, gallon comps are unchanged from January or unchanged from the quarter? Or trending along the same lines (multiple speakers)—?

Bill Walljasper -Casey’s General Stores - CFO

Same lines as the quarter.

Operator

Chuck Cerankosky with FTN Midwest.

Chuck Cerankosky - FTN Midwest - Analyst

That’s FTN Midwest. Good morning everyone. Just want to ask about inflation attitudes among your customers. It seems you have been pretty successful in raising prices. It doesn’t like it’s affecting store traffic.

Could you talk about that a little? And it looks like in the case of cigarettes you are selling fewer cartons and more packs and that’s the way your customers are reacting in some categories, but it doesn’t—you can’t do that in every category.

Bill Walljasper -Casey’s General Stores - CFO

No. You are right on point. As far as to answer your question, kind of dissect that. As far as inflationary pressures and how the customer is reacting to that, the only place we are seeing any elasticity in demand is in the gas gallon movement. Typically what people are doing is in that particular buying habits are such that if you are a $30 type person, meaning that you are going to put $30 in your tank and obviously with the higher retail you are going to get less gallons, that’s the kind of buying habits that we are seeing. We are not seeing a pullback inside of our stores. I think that’s indicated by a couple of things.

One would be the very solid same store sales that we have been able to put up over the last three quarters, but also in addition we have been seeing same store customer comps to be very solid over the nine-month period. I think that’s an indication that the price increases that we have taken since July of last year really have not been an impact as far as far as customers pulling back on those products.

Now there was a question earlier in the call here about potential price increases going forward. Certainly we look at that on a go-forward basis and have identified several areas that we believe have potential if the cost pressures continue.

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Mar. 07. 2008 / 9:30AM CT, CASY - Q3 2008 Casey’s General Stores Earnings Conference Call

But keep in mind we certainly need to be cognizant of our demographics. We are a small town rural Midwestern company and we certainly do not want to offend the customer with a multitude of price increases because then you may have a situation like you have indicated that might happen and maybe they might pull back.

So we are cognizant of that and we approach that very diligently.

Chuck Cerankosky - FTN Midwest - Analyst

Bill, what is the same store customer count?

Bill Walljasper -Casey’s General Stores - CFO

For the quarter or for the year to date? We haven’t given that out year-to-date.

Chuck Cerankosky - FTN Midwest - Analyst

I will take both, if possible.

Bill Walljasper -Casey’s General Stores - CFO

I can tell you for the quarter it’s just slightly below 1% and same store customer count year-to-date about 2.5%.

Chuck Cerankosky - FTN Midwest - Analyst

Looking at that follow up in trend for the quarter, what do you attribute that to?

Bill Walljasper -Casey’s General Stores - CFO

That goes back to the weather-related issues that we talked about. The month of December, what we were, we were negative, were quite substantially negative relative to other months. So that was the pullback. And it’s not uncommon when you have severe weather patterns to see a customer count decline.

It just so happened in this case, Chuck, we had a—last year in the third quarter was an extremely mild third quarter compared to this year and the weather patterns you just didn’t see them last year.

Chuck Cerankosky - FTN Midwest - Analyst

Okay. Now interested in this new store design you are talking about as well as the remodel that could perhaps parallel what. How detailed can you be on the space allocation? Are we going to see 30% more footage given to Prepared Foods and how does the coffee program work into that?

Bill Walljasper -Casey’s General Stores - CFO

I will kind of give you an overview as to the extent that I can. Just from the 20,000 foot overview, our average store currently is about 2700 to 2800 square foot.

The new store design is going to add about 1000 square foot going forward. Most of that space is going to be—that 1000 extra square foot is going to be allocated to the Prepared Food area as well as the cooler space. What’s going—most of our stores have a nine cooler door set. We are going to take that nine cooler door set and take it to a 14, roughly a 14 cooler door set to make room for the—what I will call the increasing popularity and continued popularity of the beverage category, ranging from energy drinks to bottom in waters, to juices and so forth.

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FINAL TRANSCRIPT

Mar. 07. 2008 / 9:30AM CT, CASY - Q3 2008 Casey’s General Stores Earnings Conference Call

Then the rest of it is going to go into the Prepared Food categories and you touched on one of the aspects right there is to expand the coffee program. We saw a great success in expanding our fountain area several years ago and that actually continues to be very, very solid for us. We think we can take that same thought process and expand the found area fountain area to offer a wider variety of flavor profiles, creamers, things of that nature. Multiple head cappuccino machines and play upon that popularity in that particular category in an effort to drive same store sales and additional gross profit dollars.

So that’s the intent. Those same concepts, we intend to take in and fold into the remodel program that we have here. So basically the remodel program would consist of a wide variety depending on what sites you are looking at and the real estate constraints, things of that nature. But certainly going to look to expand cooler doors and the kitchen and remodel process.

Chuck Cerankosky - FTN Midwest - Analyst

What will that add to the cost of the new stores?

Bill Walljasper - Casey’s General Stores - CFO

About $200,000.

Chuck Cerankosky - FTN Midwest - Analyst

All in building and equipment?

Bill Walljasper - Casey’s General Stores - CFO

Yes, that’s an all in.

Operator

Fred Speece with Speece Thorson Capital Group.

Fred Speece - Speece Thorson Capital Group - Analyst

Question. Part of the big gas margin is ethanol. Is that reversing? Is that part of your recent forecasting is coming back to the average?

Bill Walljasper - Casey’s General Stores - CFO

Not so much. Now, the ethanol pricing has increased in the last quarter versus the first two quarters. There is no question about that.

But really what is happening is this. We are seeing the wholesale cost, at least in February, rise and retail certainly are sticking and as you know - you are a long follower of the stock, you know that’s an environment typically where our margins get under pressure and that is what is happening. I think maybe perhaps you are seeing some different pricing potentially.

It is only one month and that can change very quickly however, but on the ethanol side, we are still seeing a significant spread on retail price between [E10] and the clear product which basically leads people to buy more E10. And here in the state of Iowa we do get a tax credit on that and that has been higher than normal over the prior period.

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FINAL TRANSCRIPT

Mar. 07. 2008 / 9:30AM CT, CASY - Q3 2008 Casey’s General Stores Earnings Conference Call

Fred Speece - Speece Thorson Capital Group - Analyst

And then just a comment. Just to put a balanced tone out there right now. I’m real happy that you are resisting paying out for acquisitions and you are being patient and disciplined and stay that course. Give up the short-term growth and don’t let the pressure to have you grow just to grow change that pattern.

Bill Walljasper - Casey’s General Stores - CFO

Yes, I appreciate that comment; and that is our philosophy. We have seen many of our peers in past years become under a little bit of pressure because of that. But we don’t want to certainly fall into that niche.

Operator

(OPERATOR INSTRUCTIONS). [Ben Brownlow] with Morgan Keegan.

Ben Brownlow - Morgan Keegan - Analyst

Good morning. Just to touch back on the ethanol. Is there any progress or update on your thoughts on splash blending there to get the Federal tax credit?

Bill Walljasper - Casey’s General Stores - CFO

Federal tax credit, we are already actually already receiving that. I mean, it’s very common here in the Midwest that the terminals have those products and do that blending at the terminals. You might have a different environment in different parts of the country where it takes — it’s a little more challenging to get the ethanol, first of all, to those parts of the country. Secondly, the terminals may not be quite in line or in the same type of program here in the Midwest.

E10, I’ve been at the Company 18 years and we’ve had E10 ever since I’ve been here. We were one of the leaders in E10 coming forward. So it is a very common product here. It may not be as common in terminals out in other parts of the United States. So in the sense, we do receive that via a reduction in costs and we see that right off of the invoice.

Ben Brownlow - Morgan Keegan - Analyst

Okay. What’s the current spread, price spread?

Bill Walljasper - Casey’s General Stores - CFO

Retail price spread is about $0.12, $0.13.

Ben Brownlow - Morgan Keegan - Analyst

Can you give us an update on what you are seeing on credit card management that you brought in-house and the savings there?

Bill Walljasper - Casey’s General Stores - CFO

Yes and I’m glad you brought that up. That’s been an extremely positive endeavor for us. We brought the clearing of the credit cards in-house as of the beginning of the fiscal year and it is going to be about a $2 million savings for us. So if we had not done that, that operating expense number that I reported on earlier would have been even higher than what it was. So it is proving to be very successful.

Ben Brownlow - Morgan Keegan - Analyst

What is your outlook on the margin for the other revenue category?

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FINAL TRANSCRIPT

Mar. 07. 2008 / 9:30AM CT, CASY - Q3 2008 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores - CFO

We don’t give margin guidance necessarily, but just to kind of reiterate some earlier comments, the Prepared Food category margin, we are under some pressures with some different costs. The big cost being cheese. We are also seeing pressure from wheat as well. So I would anticipate barring not — any other price increases that we may take that the margin should come under pressure in relationship to where it is currently.

Now I would report, certainly if we take some price increases, I will report those on to everyone so you can factor that in your forward-looking models, but also on the Grocery & General Merchandise we are still seeing some very high strong sales in higher margin items, specifically in the beverage category. I still think we will see some benefit on the pack to carton contribution. I think the outlook there is certainly positive.

Operator

At this time, we have no questions in the queue. I would like to turn the call back over to Mr. Bill Walljasper, Chief Financial Officer, for closing remarks.

Bill Walljasper - Casey’s General Stores - CFO

Thank you. I want to thank everybody for being on the call today. Just as a reminder same-store sales for the month of February will be released March 13th. Thank you and have a good day.

Operator

Thank you for your participation in today’s conference. This concludes your presentation. You may now disconnect. Good day.

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